EXHIBIT 11

                CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                       Three Months Ended
                                                      ------------------------------------------------------
                                                          November 30, 1995            November 30, 1994
                                                      -------------------------    -------------------------
Net income per common and common equivalent share:    Primary      Fully Diluted    Primary     Fully Diluted
                                                      ----------     ----------    ----------     ----------
                                                         (in thousands, except share and per share data)

Net income available to common shares                 $   10,412     $   10,412    $   10,332     $   10,332

Adjustments:                                             -              -             -              -

Net income available to common and common             ----------     ----------    ----------     ----------
    equivalent shares                                 $   10,412     $   10,412    $   10,332     $   10,332
                                                      ----------     ----------    ----------     ----------

Shares:
Weighted average common shares outstanding            19,605,064     19,605,064    16,497,647     16,497,647
Adjustments:
(1) Assumed exercise of incentive stock options          296,940        296,940       299,483        300,257
(2) Assumed exercise of options                          201,675        201,675       198,969        200,132
Weighted average common and common equivalent         ----------     ----------    ----------     ----------
   shares outstanding                                 20,103,679     20,103,679    16,996,099     16,998,036
                                                      ----------     ----------    ----------     ----------

Net income per common and common equivalent share     $     0.52     $     0.52    $     0.61     $     0.61
